Exhibit 19.2
Rule 10b5-1 Trading Plan Policy

1.Purpose
This Rule 10b5-1 Trading Plan Policy (the “Trading Plan Policy”) has been established by the Board of Directors of Exelixis, Inc. (“Exelixis” or the “Company”) and sets forth procedures governing when the Company’s directors, executive officers and certain other employees designated by the Company’s Securities Compliance Committee (“SCC”) (referred to in this Trading Plan Policy as “Designated Insiders”) may trade in Company securities. This Trading Plan Policy was adopted to:
•assist the Company’s officers, directors and employees in meeting the requirements of the affirmative defense created by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in a manner that is consistent with the best interests of the Company; and
•avoid the appearance of practices that might be viewed as abusive based on later developments.
2.Scope and Administration
This Trading Plan Policy defines procedures and guidelines for establishing, modifying and terminating Trading Plans (as defined below) under Rule 10b5-1 and a guideline for trading in Company securities generally. This Trading Plan Policy shall be administered by the Company’s SCC under the direction of the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”). The Compensation Committee shall have the authority to interpret and, if it deems necessary, advisable or appropriate, to approve exceptions to, or grant waivers of, this Trading Plan Policy.
3.Responsibility
Any Designated Insider who seeks to establish a Trading Plan relating to Company securities is required to adhere to this Trading Plan Policy.
4.Policies
Rule 10b5-1 provides, subject to compliance with the applicable provisions of the rule, an affirmative defense for persons, such as a Designated Insider, against allegations of insider trading if the person’s transactions occur under a previously established contract, plan or instruction (a “Trading Plan”).
A.10b5-1 Trading Plans
i.Under the Exelixis, Inc. Insider Trading Policy, any person subject to a “blackout” period (“Designated Insiders” as defined in the Insider Trading Policy) may sell (or purchase) Company securities under Trading Plans that comply with Rule 10b5-1, applicable state laws and this Trading Plan Policy, and are pre-cleared in advance, in writing, by the SCC.

Exhibit 19.2
Rule 10b5-1 Trading Plan Policy
ii.The Trading Plan must: (a) specify the amount, price and date of the transaction(s); (b) include a written formula for determining amounts, prices and dates for the transaction(s); or (c) not permit the person adopting the Trading Plan to exercise any subsequent influence over how, when, or whether to make purchases or sales (other than modifications or terminations in compliance with Rule 10b5-1 and this Trading Plan Policy).
For the purposes of a Trading Plan, the following definitions apply:
•“amount” means a specified number of shares of the Company’s common stock or a specified dollar value of securities.
•“price” means a market price on a particular date or a limit price, or a particular dollar price.
•“date” means the day of the year when the order is to be executed, or as soon thereafter as is practical under ordinary principles of best execution. In case of a limit order, “date,” means the day of the year when the order is in effect.
iii.Other than Trading Plans providing for nondiscretionary sell-to-cover transactions to satisfy tax withholding obligations arising exclusively from the vesting of restricted stock or restricted stock units (“Qualified Sell-to-Cover Transactions”), Trading Plans that are designed to effect the open-market purchase or sale of Company securities as a single trade may only be entered into once per 12-month period.
B.Procedures for Adopting, Modifying and Terminating Trading Plans
i.Any person wishing to establish a Trading Plan under this Trading Plan Policy (or to modify or terminate an existing Trading Plan) must first obtain written clearance from the SCC. The SCC shall be entitled to approve or deny any proposed Trading Plan (or modification or termination of any existing Trading Plan) in the SCC’s sole and absolute discretion and to require the termination or suspension of a Trading Plan at any time.
ii.The Company’s clearance of a Trading Plan does not in any way constitute the rendering of financial, tax or legal advice to the person establishing a Trading Plan. Moreover, the SCC’s clearance of a Trading Plan does not constitute a representation or warranty that the Trading Plan is valid under Rule 10b5-1. It is the responsibility of the person who adopts a Trading Plan to ensure compliance with Rule 10b5-1.
iii.A proposed Trading Plan (or modification or termination of any existing Trading Plan) shall comply with and/or include the following elements, as well as such additional terms and conditions as the SCC may require:
a.All Trading Plans must be in writing.

Exhibit 19.2
Rule 10b5-1 Trading Plan Policy
b.All Trading Plans must include or be accompanied by a written representation from the Designated Insider stating that such Designated Insider: (a) is not aware of any material non-public information at the time that the Trading Plan is adopted or modified; and (b) intends for the Trading Plan to comply with the requirements of Rule 10b5-1 in good faith and such adoption of a Trading Plan (or modification or termination of an existing Trading Plan) is not part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
c.The SCC will not approve a Trading Plan when there is material information that has not been publicly disclosed at the time that a person wishes to enter into a Trading Plan (or to modify or terminate an existing Trading Plan) or when the SCC determines, in its sole and absolute discretion, that it is against the best interest of the Company for a person to enter into a Trading Plan at the proposed time or on the proposed terms. If there is any such undisclosed material information or other determination, the SCC may delay its approval of the Trading Plan until the information has been disclosed or until such time as is determined not to be against the Company’s best interest.
d.No person may enter into a Trading Plan or modify an existing Trading Plan during a quarterly or special blackout period in which the person is not permitted to purchase or sell pursuant to the Insider Trading Policy, or when a person is aware of any material non-public information about the Company or its securities.
e.Date of first trade after adopting a new Trading Plan and any modifications to an existing Trading Plan to change the amount, price or timing of the purchase or sale of securities underlying such Trading Plan (a “Material Modification”):
•For persons subject to Section 16 of the Exchange Act, including the Company’s directors and executive officers (collectively, “Section 16 Filers”), the Trading Plan must provide that the first trade shall not occur until after the later of: (a) 90 days after the date of adoption; or (b) two business days following the Company’s filing of a Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the fiscal quarter in which the Trading Plan was adopted, provided that the time period in subsection (b) shall be a maximum of 120 days after the date of adoption.
•For all other persons, the Trading Plan must provide that the first trade shall not occur until after 30 days after the date of adoption.
f.The Company shall comply with the applicable disclosure requirements of the Exchange Act relating to Trading Plans, and in addition, the Company may determine, and shall be entitled, to otherwise publicly disclose that a

Exhibit 19.2
Rule 10b5-1 Trading Plan Policy
person has entered into a Trading Plan (by press release, web site posting, or other means of disclosure), and such determination shall be made by the SCC in its sole discretion.
g.A Trading Plan must provide that trades under the Trading Plan shall be suspended at any time at which the Designated Insiders are required by an underwriter or placement agent to be subject to a lock-up or similar agreement with the underwriter(s) or placement agent(s) of any securities offering by the Company.
h.If a person enters into separate contracts at the same time with different agents to execute trades that are collectively compliant with Rule 10b5-1, such contracts may be treated as a single Trading Plan and a Material Modification of any such contract will be considered a Material Modification of the other such contracts.
i.Subject to Section 4.B.iii.h, no person may have in effect at any time more than one Trading Plan covering any shares beneficially owned by that person. However, a person may, during the term of an existing Trading Plan, adopt one new Trading Plan to replace the existing plan, but only if the first scheduled trade under the new Trading Plan does not occur before all trades under the existing Trading Plan are completed or expire without execution; provided, however, that if a person terminates the existing Trading Plan after adoption of the replacement Trading Plan but prior to the existing Trading Plan’s scheduled expiration, trades may not commence under the replacement Trading Plan until the expiration of the applicable waiting period for adoption of a new plan, measured from the date of termination of the existing Trading Plan. This restriction on overlapping plans does not apply to plans providing for Qualified Sell-to-Cover Transactions.
j.A Trading Plan must contain procedures to ensure prompt compliance with (a) any applicable reporting requirements under Section 16 of the Exchange Act, (b) Rule 144 or Rule 145 under the Securities Act of 1933, as amended relating to any sales under the Trading Plan and (c) any suspension of trading or other trading restrictions that the Company imposes on sales under an approved Trading Plan. Compliance with these rules is ultimately the responsibility of each person, not the Company.
k.Section 16 (including Form 4) and Form 144 filings by a Section 16 Filer with the SEC must expressly indicate when transactions are made pursuant to a Trading Plan.

Exhibit 19.2
Rule 10b5-1 Trading Plan Policy

Document History:

Adoption by Board of Directors	May 16, 2016
Amendment by Board of Directors	December 15, 2016
Amendment by Board of Directors	May 10, 2018
Amendment by Compensation Committee	March 17, 2021
Amendment by Compensation Committee	February 22, 2023
Amendment by Board of Directors	December 12, 2024